                                                                     EXHIBIT 99

            CERTAIN INFORMATION REGARDING FORWARD LOOKING STATEMENTS

                                Explanatory Note
                                ----------------

        This document supersedes the information set forth under the caption "Dependence on Computer Platform" contained in Exhibit 99 (Additional Information Regarding Forward Looking Statements) to the Company's Annual Report on Form 10-K for the year ended December 31, 1996. In filing this update, the Company has not (i) undertaken to update any other information contained in its Form 10-K or Exhibit 99 thereto or (ii) assumed any obligation to provide further updates in the future on the topics covered hereby.

DEPENDENCE ON COMPUTER PLATFORM

        The Company currently uses the Power Macintosh computer, manufactured by Apple Computer, as the platform for its PowerGene product line. Apple Computer has recently announced that it will release its next generation operating system in 1998. They have also announced their commitment to releasing newer versions of its current Mac OS operating system and continuing to support and maintain it. The Company is committed to developing its PowerGene product line on the Mac OS operating system which, in addition to the Apple Macintosh, is capable of running on a variety of third party PowerPC based computer platforms manufactured by companies such as Motorola and Power Computing. The Company is also evaluating the possibility of offering the PowerGene product line on other operating system platforms, including Apple Computer's recently announced next generation operating system. The Company believes the recently announced support for Apple Computer by Microsoft Corporation will reduce the transitional risks of offering the product line on multiple operating system platforms. Nevertheless, there can be no assurance that future events will not cause a delay in the development and/or timely supply of any new product based on another operating system platform and that such a delay could affect sales of the PowerGene product line.